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EXHIBIT 5
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                                KIMBERLY CASWELL
                       Vice President - General Counsel
                              Verizon Florida Inc.
                        201 North Franklin Street (33602)
                               Post Office Box 110
                            Tampa, Florida 33601-0110

September 26, 2002


Verizon Florida Inc.
1095 Avenue of the Americas
Room 3868
New York, New York 10036

Ladies and Gentlemen:

I have examined the Registration Statement of Verizon Florida Inc. (the "Company") on Form S-3 under the Securities Act of 1933, as amended (the "Act"), to be filed pursuant to Rule 462(b) under the Act, pertaining to the issuance and sale of $40,000,000 aggregate principal amount of debentures (the "Debentures"). I have also examined the Company's Amended and Restated Articles of Incorporation, and such corporate records and other documents as I have deemed necessary to enable me to express the opinion set forth below. I am familiar with the proceedings taken and proposed to be taken by you under my supervision as your counsel in connection with the proposed authorization, issuance, and sale of the Debentures.

It is my opinion that, subject to any applicable regulatory approvals, the Debentures, upon the issuance and sale thereof in the manner contemplated in said Registration Statement, will be legally and validly issued and will be binding obligations of the Company.

I hereby consent to the reference to me under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Kimberly Caswell